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EXHIBIT (a)(5)(B)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of OfficeMax Incorporated. The tender offer is made solely by the Offer to Purchase dated March 30, 2005 and the related Letter of Transmittal, and any amendments or supplements thereto. The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance of offers would not be in compliance with the laws of that jurisdiction.

Notice of Offer to Purchase for Cash
by
OFFICEMAX INCORPORATED
Up to 23,500,000 Shares of its Common Stock
At a Purchase Price of Not Greater Than $34.00 Nor Less Than $30.00 Per Share

        OfficeMax Incorporated, a Delaware corporation (the "Company"), invites holders of its common stock, $2.50 par value per share, to tender their shares at prices specified by such shareholders between $30.00 and $34.00 per share (the "Price Range"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 30, 2005 (the "Offer to Purchase") and in the related Letter of Transmittal, which together, as they may be amended or supplemented from time to time, constitute the tender offer.

        THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, APRIL 28, 2005 (THE "EXPIRATION DATE"), UNLESS THE COMPANY EXTENDS THE TENDER OFFER.

        The tender offer is not conditioned upon any minimum number of shares being tendered, but is subject to other conditions described in the Offer to Purchase.

        Upon the terms and subject to the conditions of the tender offer, the Company will determine the single price per share within the Price Range (the "purchase price") that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the total number of shares so tendered and the prices specified by tendering shareholders. The Company will pay the same purchase price for each share purchased in the tender offer. The Company will select the lowest purchase price that will allow it to purchase 23,500,000 shares or, if a lesser number of shares is validly tendered and not properly withdrawn, such lesser number of shares as is validly tendered and not properly withdrawn. The Company reserves the right in its sole discretion to purchase more than 23,500,000 shares in the tender offer, subject to applicable law. The Company will purchase all the shares validly tendered at prices at or below the purchase price at the purchase price selected by the Company, net to the seller in cash, without interest, upon the terms and subject to the conditions of the tender offer, including the "odd lot" priority, proration and conditional tender provisions. If more than 23,500,000 shares, or such greater number of shares as the Company may elect to purchase, have been validly tendered at or below the purchase price and not properly withdrawn, the Company will purchase shares:

  (1)
  first, from all holders of "odd lots" (persons who own less than 100 shares), not including any equivalent shares held in the OfficeMax Savings Plan, who properly tender all of their shares at or below the purchase price selected by the Company and do not properly withdraw them before the Expiration Date;

  (2)
  second, subject to the conditional tender provisions described in Section 6 of the Offer to Purchase, on a pro rata basis from all other shareholders who properly tender shares at or below the purchase price selected by the Company and do not properly withdraw them before the Expiration Date; and

  (3)
  third, only if necessary to permit the Company to purchase 23,500,000 shares (or such greater number of shares as the Company may elect to purchase, subject to applicable law), by random lot, from holders who have tendered shares at or below the purchase price conditionally (but whose condition was not initially satisfied), to the extent feasible. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have properly tendered all of their shares and not properly withdrawn them before the Expiration Date.

        All other shares that have been tendered and are not purchased will be returned to shareholders at the Company's expense promptly after the Expiration Date. The Company expressly reserves the right to extend the tender offer at any time and from time to time by oral or written notice to the Depositary (as defined in the Offer to Purchase) and by making a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, in which event the term "Expiration Date" shall mean the latest time and date to which the tender offer, as so extended by the Company, shall expire. During any such extension, all shares previously tendered and not properly withdrawn will remain subject to the tender offer and to the right of the tendering shareholder to withdraw such shareholder's shares.

        Special procedures and different deadlines apply to tenders by participants in the OfficeMax Savings Plan.

        Tenders of shares made pursuant to the tender offer may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment as provided in the Offer to Purchase, may also be withdrawn after 12:00 midnight, New York City time, on Wednesday, May 25, 2005. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, specifying the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn, and the name of the registered holder of the shares, if different from that of the person who tendered such shares. If the shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with signatures guaranteed by an Eligible Institution (as defined in the Offer to Purchase), except in the case of shares tendered by an Eligible Institution, must be submitted prior to the release of such shares. Any such notice must specify the name of the registered holder, if different from that of the tendering shareholder, and the serial numbers shown on the particular certificate evidencing the shares to be withdrawn. In the case of shares tendered pursuant to the procedures for book-entry transfer, any such notice must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn shares and must otherwise comply with the Book-Entry Transfer Facility's procedures.

        For purposes of the tender offer, the Company will be deemed to have accepted for payment shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, proration and conditional tender provisions of the tender offer, only when, as and if the Company gives oral or written notice to the Depositary of its acceptance of the shares for payment pursuant to the tender offer.

        Payment for shares tendered and accepted for payment pursuant to the tender offer will be made only after timely receipt by the Depositary of certificates for such shares or a timely confirmation of a book-entry transfer of such shares into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually executed facsimile of it) with any required signature guarantees, an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer or a specific acknowledgement in the case of a tender through the Automated Tender Offer Program of the Book-Entry Transfer Facility, and any other documents required by the Letter of Transmittal. All shares purchased by the Company in this tender offer will be restored to the status of authorized but unissued shares.

        The tender offer is an element of the Company's overall plan to change its business focus and to return excess capital to its shareholders. In October 2004, when the Company announced that it completed the sale of its paper, forest products and timberland assets, it indicated its intention to return part of the proceeds from the sale to holders of the Company's common and preferred stock, either in the form of dividends or through stock repurchases.

        The Company's board of directors has approved this tender offer. However, none of the Company, its board of directors, the Dealer Manager or the Information Agent makes any recommendation to any shareholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which shareholders may choose to tender their shares. Shareholders must make their own decision about whether to tender shares and, if so, how many shares to tender and the price or prices at which they will tender the shares, and should carefully evaluate all information in the tender offer and consult their own investment and tax advisors. The Company's directors and executive officers have advised the Company that they do not intend to tender any shares in the tender offer.

        The receipt of cash by shareholders for tendered shares purchased by the Company in the tender offer will generally be treated for United States federal income tax purposes either as a sale or exchange eligible for capital gain or loss treatment or a dividend. Shareholders are strongly encouraged to read the Offer to Purchase for additional information regarding the United States federal income tax consequences of participating in the tender offer and to consult their tax advisors.

        The information required to be delivered by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the Letter of Transmittal contain important information that shareholders should read before making any decision with respect to the tender offer.

        Copies of the Offer to Purchase and the Letter of Transmittal are being mailed to shareholders of record and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of shares. Additional copies of the Offer to Purchase, Letter of Transmittal, Notice of Guaranteed Delivery and other tender offer materials may be obtained at the Company's expense from the Information Agent at the address and telephone number below. Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses below. Shareholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer.

The Information Agent for the tender offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Shareholders Outside the U.S. Please Call Collect: 212-269-5550
All Others Please Call Toll Free: 800-347-4750

The Dealer Manager for the tender offer is:

Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004
Attn: Equity Capital Markets
Call: 212-902-1000
Call Toll Free: 800-323-5678

March 31, 2005

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  EXHIBIT (a)(5)(B)